Exhibit 10.2

PURCHASE OPTION AGREEMENT

This Purchase Option Agreement (“Agreement”) is made and entered into as of the 17th day of September, 2014, by and between the REDEVELOPMENT AGENCY OF MIDVALE CITY, a public agency (“Agency”) and O.COM LAND LLC, a Utah limited liability company (“Owner”), both of whom are collectively referred to herein as the “Parties”, and individually as a “Party.”
RECITALS:
A.Pursuant to that certain Purchase and Sale Agreement dated as of September 17, 2014 (the “Purchase Agreement”), on the date hereof the Agency sold and the Owner purchased certain real property located at approximately 7350 South 700 West, Midvale, Utah (as more particularly described in Exhibit “A” attached hereto, the “Property”).

B.To provide assurances to Agency that Owner shall construct the Owner Improvements as provided in the Purchase Agreement, Agency and Owner have agreed to enter into this Agreement providing Agency with an exclusive option to repurchase the Property from Owner, subject to the terms, conditions and provisions set forth herein.

C.Owner has executed this Agreement as a material inducement and condition precedent to Agency to Close on the sale of the Property in accordance with the terms, conditions and provisions of the Purchase Agreement and, but for the execution of this Agreement, Agency would not have agreed to sell the Property to Owner.

NOW, THEREFORE, the Parties agree as follows:
1.Incorporation of Recitals; Definitions. The recitals set forth above are hereby incorporated into this Agreement and the matters therein are acknowledged by the Parties hereto to be true and correct in all material respects. The following terms shall have the meanings set forth below:

As used herein, “Termination Date” shall mean the date that is two years after the date this Agreement is recorded.
As used herein, a “Triggering Event” shall mean the occurrence of either of the following events: (a) Owner provides written notice to the Agency that Owner desires to sell, ground lease or otherwise transfer the Property or (b) the failure of Owner to provide written evidence reasonably acceptable to the Agency that each of the Construction Commencement Conditions have been satisfied on or before the date that is forty five (45) days before the Termination Date.
As used herein, “Construction Commencement Conditions” shall mean each of the following conditions:

a)	Owner shall have delivered to the Contractor the “notice to proceed” under the Construction Contract, and

b)	Contractor shall have commenced construction of the Owner Improvements pursuant to the Construction Contract (as such terms are defined in the Purchase Agreement).

As used herein, “Construction Loan Closing Conditions” shall mean each of the following conditions:

a)
Owner shall have provided written evidence reasonably acceptable to the Agency that Owner has entered into a construction loan agreement or a similar document (the “Construction Loan Agreement”) with a financial institution to finance a portion of the costs of the construction of the Owner Improvements, and

b)
Owner shall have provided written evidence reasonably acceptable to the Agency that all conditions precedent to the closing of the Construction Loan Agreement (and the making of the first disbursement thereunder) shall have been satisfied, and that Owner’s lender is ready to close on the Construction Loan Agreement but for the evidence of the termination of this Agreement.

2.Purchase Option. Upon the occurrence of a Triggering Event, the Agency shall have an exclusive option to elect to repurchase the Property (the “Option”) from Owner on the terms and conditions specified herein by payment of the Repurchase Price specified in Section 5 hereof to Owner.

3.Exercise of Option. Agency may exercise the Option by giving written notice to Owner (“Agency’s Option Notice”) within ninety (90) days following the date on which any Triggering Event occurs (the “Election Period”). In the event Agency shall fail to deliver Agency’s Option Notice to Owner within the Election Period, Agency shall be deemed to have waived the Option and Agency’s rights under this Agreement shall terminate.

4.Termination of Option. The Option shall terminate on the earlier of (a) the date Owner satisfies the Construction Loan Closing Conditions or (b) the Termination Date, in which case the Option shall be deemed to have expired and this Agreement shall be terminated of record.

5.Repurchase Price. In the event Agency properly exercises the Option, the repurchase price for the Property shall be Two Million Nine Hundred Thirty Nine Thousand One Hundred Twenty Three and 88/100 Dollars ($2,939,123.88) (the “Repurchase Price”).

6.Closing Date. If Agency elects to exercise the Option, the closing of Agency’s repurchase of the Property (the “Closing”) shall occur on a date specified in writing by Agency to Owner, which date shall not be later than thirty (30) days following the date of Agency’s delivery of Agency’s Option Notice (the “Closing Date”).

7.Conveyance of the Demised Premises. Owner shall convey the Property by means of a special warranty deed, subject to all matters of record except for liens and monetary encumbrances created by Owner, the intent of the Parties being that the Agency shall again hold fee title to the Property, subject only to such exceptions as existed immediately prior to the date on which the Agency and Owner entered into the Purchase Agreement. Owner shall cause any financing against the Property to be released and satisfied out of the proceeds of the Repurchase Price. This Agreement shall not be subject to any deed of trust or other financial lien.

8.Title Insurance and Closing Costs. In the event Agency shall exercise its Option, Agency shall have the right to procure from a title company of its choice, an owner’s policy of title insurance that insures marketable fee title to the Property, subject only to matters of record as of the date the Owner purchased the Property (and excluding all liens and monetary encumbrances created by Owner), together with such endorsements as Agency may require. Owner shall pay for the cost of the standard coverage owner’s title insurance policy, and Agency shall pay for the additional cost related to the issuance of an extended coverage owner’s title insurance policy, as well as the cost of any endorsements thereto (except for endorsements related to mechanic’s liens as set forth below). Owner agrees to cooperate in causing the owner’s policy of title insurance to issue, and it shall remove or cause to be removed those mechanic’s liens or monetary encumbrances that it has created or permitted, or, in the case of mechanic’s liens, to cause (at Owner’s expense) an endorsement to be issued by the title company. Agency shall pay all recording fees. Owner shall pay all documentary or transfer taxes, if any. Agency and Owner shall equally share escrow fees. All unpaid ad valorem taxes shall be prorated between the Agency and Owner as of the date of Closing. No brokers or real estate agents shall be utilized in such transaction and no commissions will be due any broker or agent. Each party shall indemnify the other from any liability for any such fees or commissions incurred by it. At Closing, Owner shall also execute and deliver any affidavit or lien waiver reasonably requested by the Agency’s title insurer and a non-foreign affidavit.

9.Default. If Agency exercises its Option, and the sale and purchase of the Property is not timely consummated on account of a default by Owner under any of its obligations in this Agreement, Agency shall be entitled to pursue any and all available remedies at law or in equity, including the remedy of specific performance of Owner’s obligations hereunder. Additionally, Owner shall reimburse Agency for its out-of-pocket expenses incurred in connection with the exercise of Option, or the enforcement of its rights under this Agreement.
10.General Provisions.

(a)Captions. The captions, headings, and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

(b)Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

(c)Attorneys’ Fees. In any legal or equitable proceeding for the enforcement of, or to restrain the violation of, or otherwise pertaining to a dispute concerning this Agreement or any provision hereof, by reference or otherwise, the prevailing Party shall be entitled to an award of reasonable attorneys’ fees in such amount as may be fixed by the court in such proceedings, in addition to costs of suit. If counsel is otherwise employed to enforce this Agreement or any provision hereof, the Party forced to take action that does not involve litigation shall be entitled to its reasonable attorneys’ fees.
(d)Notices. All notices, demands, requests and other communications required or permitted hereunder shall be in writing, and shall be deemed to be delivered, whether actually received or not, three (3) days after deposit in a regularly maintained receptacle for the United States mail, registered or certified, or another commercially acceptable means requiring a return receipt, postage prepaid, addressed as follows:

If to Owner:    Overstock.com, Inc.
6350 South 300 East
Salt Lake City, Utah 84121
Attn: Carter Lee

With a copy to:     Overstock.com Inc.
Office of the General Counsel
6350 South 3000 East
Cottonwood Heights, Utah 84121
Attn: Mark Griffin

If to Agency:    Redevelopment Agency of Midvale City
Midvale City Hall
655 West Center Street
Midvale, Utah 84047
Attention: Executive Director

With a copy to:    Jones, Waldo, Holbrook & McDonough, P.C.
170 South Main Street, Suite 1500
Salt Lake City, Utah 84101
Attention: Tom Berggren

Upon at least ten (10) days prior written notice, each Party shall have the right to change its address to any other address within the United States of America.
(e)Governing Law. This Agreement is intended to be performed in the State of Utah, and the laws of Utah shall govern the validity, construction, enforcement, and interpretation of this Agreement, unless otherwise specified herein.

(f)Entirety and Amendments. This Agreement, together with the Purchase Agreement, embodies the entire agreement between the Parties and supersedes any prior agreements and understandings, if any, relating to the Property, and may be amended or supplemented only by an instrument in writing executed by both Agency and Owner.

(g)Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.

(h)Further Acts. In addition to the acts and deeds recited herein and contemplated to be performed, executed and delivered by Agency and Owner, Agency and Owner agree to perform, execute and deliver or cause to be performed, executed, and delivered any and all such further acts, deeds and assurances as may be necessary to consummate the transactions contemplated hereby.

(i)Survival. Except as otherwise provided for herein, all agreements, covenants, representations and warranties contained herein shall survive the expiration or termination of this Agreement and the performance by Owner of its obligations hereunder.

(j)Warranty against Payment of Consideration for Agreement. Owner warrants that it has not paid or given, and will not pay or give, any third person any money or other consideration for obtaining this Agreement, other than normal costs of conducting business and costs of professional services such as architects, engineers and attorneys.

(k)Nonliability of Agency Officials and Employees. No member, official or employee of Agency shall be personally liable to Owner, or any successor in interest, in the event of any default or breach by Agency or for any amount which may become due to Owner or its successor or on any obligation under the terms of this Agreement.

(l)Recordation. This Agreement or a memorandum of this Agreement shall be recorded in the office of the Salt Lake County Recorder.

(m)No Relationship of Principal and Agent. Nothing contained in this Agreement, nor any acts of the Parties shall be deemed or construed to create the relationship of principal and agent or of limited or general partnership or of joint venture or of any other similar association between Agency, its successors or assigns, or Owner, its successors or assigns.

(n)No Presumption. This Agreement shall be interpreted and construed only by the contents hereof and there shall be no presumption or standard of construction in favor of or against either Party.

(o)Exhibits. All references to Exhibits contained herein are references to exhibits attached hereto, all of which are made a part hereof for all purposes.

(p)Days. Unless otherwise specified in this Agreement, a reference to the word “days” shall mean calendar days. The term “business days” shall mean each day of the week except weekends and federal holidays during which the United States mail is not delivered.

(q)Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all such counterparts shall constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first above written.

AGENCY:
REDEVELOPMENT AGENCY OF MIDVALE CITY

By:	/s/ JOANN SEGHINI

Print Name:	JoAnn Seghini

Its:	Chief Administrative Officer

By:	/s/ KANE LOADER

Print Name:	Kane Loader

Its:	Executive Director

Approved as to legal form:

Jones, Waldo, Holbrook & McDonough, P.C.

By: R. Berger

OWNER:
O.COM LAND, LLC, a Utah limited liability company

By:	/s/ CARTER LEE

Print Name:	Carter Lee

Its:	Manager

STATE OF UTAH            )
: ss.
COUNTY OF SALT LAKE        )

On the 17th day of September, 2014, personally appeared before me JoAnn Seghini, who being by me duly sworn did say she is the Chief Administrative Officer of The Redevelopment Agency of Midvale City, and that the within and foregoing instrument was signed on behalf of said Agency.

Ron L. Anderson
NOTARY PUBLIC
Residing at: Midvale, UT
My Commission Expires:11/1/14

STATE OF UTAH            )
: ss.
COUNTY OF SALT LAKE        )

On the 17th day of September, 2014, personally appeared before me Kane Loader, who being by me duly sworn did say he is the Executive Director of The Redevelopment Agency of Midvale City, and that the within and foregoing instrument was signed on behalf of said Agency.

Ron L. Anderson
NOTARY PUBLIC
Residing at: Midvale, UT
My Commission Expires: 11/1/14

[Acknowledgments Continued on Following Page]

STATE OF UTAH            )
: ss.
COUNTY OF SALT LAKE        )

On the 19th day of September, 2014, personally appeared before me Carter Lee, who being by me duly sworn did say he/she is the manager of O.com Land, LLC, a Utah limited liability company, and that he/she had signed the within and foregoing instrument on behalf of such limited liability company in such capacity.

Kirstie Burden
NOTARY PUBLIC
Residing at: 9656 Bluffside Dr, Sandy, UT 84092
My Commission Expires: 6/22/15

EXHIBIT A

Description of the Property

That certain real property located in Salt Lake County, Utah more particularly described as follows:

Lot 10, View 72 Retail Subdivision Amended, according to the plat thereof, as recorded in the office of the Salt Lake County Recorder

Tax Parcel No. 21-26-279-002